News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER SALES
Expects EPS of $0.72 to $0.75 for Fourth Quarter

NASHVILLE, Tenn. (February 2, 2012) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended January 28, 2012.

Net sales for the 13 weeks ended January 28, 2012, increased 6.4% to $148.5 million compared with $139.6 million for the prior-year quarter. Comparable store sales for the fourth quarter of fiscal 2011 increased 1.4% compared with a decrease of 7.9% in the prior-year quarter. E-commerce sales entered the base of comparable stores during December 2011, and contributed 80 basis points to the overall comparable store sales increase for the fourth quarter. Kirkland’s opened 11 stores and closed 3 during the fourth quarter of 2011, bringing the total number of stores to 309 at year end.

Net sales for the 52-weeks ended January 28, 2012, increased 3.5% to $429.7 million compared with $415.3 million for the 52-weeks ended January 29, 2011. Comparable store sales for fiscal 2011 decreased 4.0% compared with a 0.5% decrease in fiscal 2010. The Company opened 34 stores and closed 25 during fiscal 2011.

During the fourth quarter of fiscal 2011, the Company repurchased 1,194,992 shares of common stock for a total of $15.4 million, or an average price of $12.90 per share. The Company has $16.6 million remaining under its repurchase authorization.

Based on these results, Kirkland’s announced that it expects to report earnings of $0.72 to $0.75 per diluted share for the fourth quarter of fiscal 2011 and earnings of $0.88 to $0.91 per diluted share for fiscal 2011.

Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Thursday, March 8, 2012, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Thursday, March 15, 2012, by dialing (402) 977-9140 and entering the confirmation number, 21575913.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=84811 on March 8, 2012, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 301 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2011. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.